Exhibit 99.1

CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS 2008 FIRST QUARTER FINANCIAL RESULTS

— First Quarter Net Sales Rise 27.9% to $212.2 million;

Reported Net Income for the First Quarter Increases 42.6% to $28.8 million —

Corona, CA — May 7, 2008 — Hansen Natural Corporation (NASDAQ:HANS) today reported record sales and profits for the first quarter ended March 31, 2008.

                Gross sales for the 2008 first quarter increased 28.4 percent to $244.0 million, from $190.1 million a year earlier.  Net sales for the first quarter increased 27.9 percent to $212.2 million from $165.9 million a year ago.  Gross and net sales for the quarter were impacted by purchases made by customers in the fourth quarter of 2007 in advance of the price increase, effective January 1, 2008 for Monster Energy® brand energy drinks in 16-ounce cans and for the Java Monster™ line of non-carbonated dairy based coffee drinks.

                Gross profit as a percentage of net sales for the 2008 first quarter decreased to 49.4 percent, from 51.6 percent in the comparable 2007 quarter, largely as a result of product mix, increased costs of chain marketing agreements and increases in certain raw material costs, mainly in the Warehouse division.

                Selling, general and administrative expenses for the 2008 first quarter, excluding the identified items below, increased from $40.7 million to $61.7 million.  Certain sponsorship expenditures, costs of coolers and other merchandising materials, commissions, in-store demonstrations, as well as costs relating to the Monster launch in the United Kingdom contributed in part to the increase in such expenses over the prior year.

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                Operating income for the first quarter increased 34.2 percent to $42.8 million from $31.9 million a year ago.

                Net income for the 2008 first quarter increased 42.6 percent to $28.8 million, or $0.29 per diluted share, compared with $20.2 million, or $0.21 per diluted share for the first quarter last year.

                Rodney C. Sacks, chairman and chief executive officer, said that the record revenues reflected continued strong sales of Monster Energy® brand energy drinks as well as the Java Monster™ line of non-carbonated dairy based coffee drinks (introduced in April 2007).

                “The recent product introductions of five new Java Monster™ line extensions, Monster Heavy Metal™ and Monster MIXXD™  are proceeding according to plan and we remain extremely pleased by the reception both from the trade and consumers to these new products.”

                “Despite the slow down in general economic activity, the energy drink category continues to show good growth and the Monster Energy® brand continues to grow well in excess of the overall category growth,” Sacks said.  “The launch of the Monster Energy® brand in the United Kingdom is proceeding according to plan.”  Sacks noted that costs incurred by the Company in the first quarter of 2008 relating to those activities amounted to $2.0 million.

Certain Identified Items

                In connection with the transition of certain of the Company’s distribution arrangements, the Company incurred termination costs amounting to $6.3 million for the three-months ended March 31, 2007, to certain of its prior distributors, who have been replaced by newly appointed Anheuser-Busch distributors.  No such termination costs were incurred during the three-months ended March 31, 2008. Such termination costs have been expensed in full and are included in operating expenses for the three-months ended March 31, 2007.

                Non-refundable amounts totaling $0.05 million and $13.3 million were recorded by the Company related to such newly appointed Anheuser-Busch distributors for the costs of terminating its prior distributors in the three-months ended March 31, 2008 and 2007, respectively.  Such payments and commitments have been accounted for as deferred revenue, and are being recognized as revenue ratably over the anticipated 20-year life of the respective Anheuser-Busch distribution agreements.  Revenue recognized was $0.5 million and $0.4 million for the three-months ended March 31, 2008 and 2007, respectively.

                In connection with the Company’s special investigation of stock option grants and granting practices, related litigation and other related matters, the Company incurred professional service fees of $0.2 million and $6.7 million for the three-months ended March 31, 2008, and 2007 respectively, which have also been fully expensed in the respective periods.

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                The following table summarizes the identified items discussed above for the three -months ended March 31, 2008 and 2007:

	Three-Months Ended
	March 31,
	2008	2007
	(In Thousands)	(In Thousands)
Deferred Revenue:
Receipts from newly appointed Anheuser-Busch distributors	$50	$13,350

Recognition of deferred revenue	$523	$428

Operating Expenses:
Termination payments to prior distributors	$—	$6,347
Professional fees associated with the review of stock option grants and granting practices, related litigation and other related matters	$230	$6,684

Auction Rate Securities

                With the liquidity issues experienced in the global credit capital markets, certain of the Company’s holdings of auction rate securities having a face value of $207.5 million as of March 31, 2008 ($169.8 million as of April 30, 2008 after redemptions during the month) have experienced failed auctions.  The Company determined that a temporary impairment of $5.4 million had occurred at March 31, 2008 and therefore, has recorded a charge of $3.2 million, net of tax, as a component of accumulated other comprehensive loss.  These securities will continue to accrue interest at their contractual rates until their respective auctions succeed or are redeemed.  “Based on our ability to access cash and other short-term investments, our expected operating cash flows and other sources of cash, we do not anticipate the current lack of liquidity of these investments will have a material effect on our liquidity or working capital,” Sacks said.

                The Company will host an investor conference call on May 7, 2008 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.opencompany.info.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both websites.

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Hansen Natural Corporation

                Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas and Sparkling beverages, Signature Sodas, fruit juice Smoothies, Energy drinks, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Java Monster™ line of non-carbonated dairy based coffee drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound Energy® and Ace™ Energy brand energy drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. For more information visit www.hansens.com and www.monsterenergy.com.

            Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements.  However, gross sales is used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance.  Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability.  Management cautions that these statements are qualified by their terms or important factors, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following: changes in consumer preferences; changes in demand that are weather related, particularly in areas outside of California; competitive pricing and/or marketing pressures; activities and strategies of competitors; changes in the price and/or availability of raw materials for the Company’s products; the availability of production and/or suitable facilities; the marketing efforts of the distributors of the Company’s products, most of which distribute products that are competitive with the products of the Company; the introduction of new products, as well as  unilateral decisions that may be made by grocery and/or convenience chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the Company’s products that they are carrying at any time; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements.

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HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2008 and 2007

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2008	2007

GROSS SALES, net of discounts and returns*	$243,999	$190,070

LESS: PROMOTIONAL AND OTHER ALLOWANCES**	31,821	24,217

NET SALES	212,178	165,853

COST OF SALES	107,459	80,216

GROSS PROFIT	104,719	85,637

OPERATING EXPENSES	61,891	53,727

OPERATING INCOME	42,828	31,910

INTEREST AND OTHER INCOME, net	3,626	1,526

INCOME BEFORE PROVISION FOR INCOME TAXES	46,454	33,436

PROVISION FOR INCOME TAXES	17,643	13,238

NET INCOME	$28,811	$20,198

NET INCOME PER COMMON SHARE:
Basic	$0.31	$0.22
Diluted	$0.29	$0.21

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK AND COMMON STOCK EQUIVALENTS:
Basic	93,314	90,059
Diluted	99,007	98,301

* Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements.  However, gross sales is used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance.  Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements.  Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies.  The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2008 and December 31, 2007

(In Thousands, Except Share Amounts) (Unaudited)

	March 31,	December 31,
	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,175	$12,440
Short-term investments	107,933	63,125
Accounts receivable, net	81,758	81,497
Inventories	109,784	98,140
Prepaid expenses and other current assets	7,507	3,755
Deferred income taxes	11,247	11,192
Total current assets	369,404	270,149

INVESTMENTS	164,419	227,085
PROPERTY AND EQUIPMENT, net	8,833	8,567
DEFERRED INCOME TAXES	16,143	14,006
INTANGIBLES, net	24,375	24,066
OTHER ASSETS	725	730
	$583,899	$544,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$60,667	$56,766
Accrued liabilities	12,219	8,916
Accrued distributor terminations	4,052	4,312
Customer deposit liabilities	103	103
Accrued compensation	2,726	5,827
Current portion of capital leases	438	663
Income taxes payable	12,935	6,294
Total current liabilities	93,140	82,881

DEFERRED REVENUE	39,080	39,555

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 120,000,000 shares authorized; 96,098,261 shares issued and 93,440,741 outstanding as of March 31, 2008; 95,848,711 shares issued and 93,191,191outstanding as of December 31, 2007	480	479
Additional paid-in capital	100,676	96,749
Retained earnings	382,459	353,648
Accumulated other comprehensive loss	(3,274)	(47)
Common stock in treasury, at cost; 2,657,520 shares as of March 31, 2008 and December 31, 2007, respectively	(28,662)	(28,662)
Total stockholders’ equity	451,679	422,167
	$583,899	$544,603